Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Exactech, Inc. on Form S-3 (No. 333-79705) and Form S-8 (No. 333-50010) of our report dated February 28, 2003, appearing in this Annual Report on Form 10-K of Exactech, Inc. for the year ended December 31, 2002.

 /s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Certified Public Accountants
Jacksonville, Florida
March 21, 2003